Exhibit 5.1

CLIFFORD CHANCE LLP AVENUE LOUISE 65 BOX 2 1050 BRUSSELS BELGIUM TEL +32 2 533 5911 FAX +32 2 533 5959 www.cliffordchance.com

Materialise NV Technologielaan 15 3001 Leuven (Heverlee) Belgium	Your reference: Our reference: 80-40624906 Direct Dial: +32 2 533 5072 niek.depauw@cliffordchance.com 15 September 2016

Dear Sirs,

Materialise NV – F-3 (2016)

We have acted as Belgian legal counsel to Materialise NV, a public limited liability company (“naamloze vennootschap die een openbaar beroep op het spaarwezen heeft gedaan”) incorporated under Belgian law with its registered office at Technologielaan 15, 3001 Leuven (Heverlee), Belgium, and enterprise number 0441.131.254 RPR/RPM Leuven (the “Company”), on certain legal matters of Belgian law in connection with the Company’s registration statement (the “Registration Statement”) on Form F-3 filed with the United States Securities and Exchange Commission under the United States Securities Act of 1933, as amended, in respect of offer and resale of up to 35,032,250 American Depository Shares, representing 35,032,250 ordinary shares of the Company (the “Shares”) by the shareholders identified in the Registration Statement (the “Selling Shareholders”).

The Shares will comprise:

(a)	33,815,830 existing ordinary shares of the Company (the “Existing Shares”);

(b)	508,904 ordinary shares of the Company to be issued upon the conversion of convertible bonds issued by the Company on 28 October 2013 (the “New Convertible Bond Shares”);

(c)	349,896 ordinary shares of the Company to be issued upon the exercise of warrants granted under the 2013 warrant plan of the Company (the “2013 Warrant Plan”) (the “New 2013 Warrant Shares”);

CLIFFORD CHANCE LLP IS A LIMITED LIABILITY PARTNERSHIP REGISTERED IN ENGLAND AND WALES UNDER NUMBER OC323571. THE FIRM’S REGISTERED OFFICE AND PRINCIPAL PLACE OF BUSINESS IS AT 10 UPPER BANK STREET, LONDON, E14 5JJ. A LIST OF THE NAMES OF THE MEMBERS AND THEIR PROFESSIONAL QUALIFICATIONS IS OPEN TO INSPECTION AT THIS OFFICE. THE FIRM USES THE WORD “PARTNER” TO REFER TO A MEMBER OF CLIFFORD CHANCE LLP OR AN EMPLOYEE OR CONSULTANT WITH EQUIVALENT STANDING AND QUALIFICATIONS.

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(d)	168,620 ordinary shares of the Company to be issued upon the exercise of warrants granted under the 2014 warrant plan of the Company (the “2014 Warrant Plan”) (the “New 2014 Warrant Shares”); and

(e)	189,000 ordinary shares of the Company to be issued upon the exercise of warrants granted under the 2015 warrant plan of the Company (the “2015 Warrant Plan” and, together with the 2013 Warrant Plan and the 2014 Warrant Plan, the “Plans”) (the “New 2015 Warrant Shares” and, together with the New 2013 Warrant Shares and the New 2014 Warrant Shares, the “New Warrant Shares”),

in each case as held by such Selling Shareholders and in such number as is set out in the Registration Statement.

1.	For the purpose of this opinion we have examined the following documents (the “Documents”):

(a)	the Registration Statement;

(b)	a copy of the shareholders’ register of the Company as at 14 September 2016;

(c)	copies of all publications by the Company in the Annexes to the Belgian State Gazette (“Bijlagen tot het Belgisch Staatsblad”) until 15 September 2016, together with, in respect of the publications of resolutions taken by the Company’s extraordinary general shareholders’ meetings or by the Company’s board of directors within the framework of the authorised capital, copies of the notarial deeds recording such resolutions;

(d)	the rules of the 2013 Warrant Plan incorporated as exhibit 4.3 to the Registration Statement;

(e)	the rules of the 2014 Warrant Plan incorporated as exhibit 4.4 to the Registration Statement;

(f)	the rules of the 2015 Warrant Plan incorporated as exhibit 4.6 to the Registration Statement;

(g)	a copy of an extract of the minutes of the Company’s board of directors’ meeting held on 22 April 2016 clarifying certain aspects of the 2015 Warrant Plan;

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(h)	a copy of the letter of the Belgian Financial Services and Markets Authority dated 8 December 2015 with regard to the special report of the Company’s board of directors dated 17 December 2015 in connection with the 2015 Warrant Plan (the “Board Report”);

(i)	a copy of the coordinated articles of association of the Company as at 18 December 2015,

together with such other publicly available documents as we have considered it necessary or desirable.

2.	Our opinion is based upon the following assumptions:

(a)	the genuineness of all signatures, the authenticity of the Documents submitted to us as originals, the conformity to the originals of all Documents submitted to us as copies and the authenticity of the originals of such Documents;

(b)	the Documents have been executed by the persons whose names are indicated thereon as being the names of the signatories or, if such names are not indicated, by the persons authorised to execute such Documents and we have assumed the legal capacity (“bekwaamheid”) of the natural persons executing such Documents;

(c)	the statements of facts contained in the Documents are accurate and complete;

(d)	that documents examined by us in draft or electronic form have been executed substantially in such form;

(e)	all shareholders’ and board of directors’ meetings of the Company were validly convened and held in accordance with the Belgian Companies Code;

(f)	the statements of facts contained in the minutes of all shareholders’ and board of directors’ meetings of the Company are accurate and complete (including, but not limited to, the validity and existence of attendance lists, waivers, powers of attorney, reports, etc. which the minutes refer to);

(g)	where we have reviewed excerpts published in the Annexes to the Belgian State Gazette, such excerpts give a true, complete and not misleading summary of the matters reflected in the documents on which such excerpts are based and that such matters have not been revoked, amended or supplemented by subsequent decisions by the Company (or its board of directors, the general shareholders’ meeting of the Company, or any other competent body or representative(s) of the Company) which were not published in the Annexes to the Belgian State Gazette;

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(h)	there have been no resolutions of extraordinary shareholders’ meetings of the Company or of the Company’s board of directors within the framework of the authorised capital, other than those that have been recorded in notarial deeds that have been duly filed with the clerk of the commercial court, registered and published in accordance with applicable regulations (the “Disclosed Resolutions”);

(i)	that the shareholders’ register of the Company is complete, up-to-date and accurate and reflects the current share ownership of the Company, and that the Existing Shares which have been registered in the shareholders’ register in the names of the Selling Shareholders correspond to shares that have been issued by the Company pursuant to the Disclosed Resolutions;

(j)	that the Plans have been, and will at all times be, operated in accordance with their terms; and

(k)	that the warrants under the Plans have mainly been granted to members of personnel of the Company and its subsidiaries and that the Selling Shareholders have received such number of warrants under the Plans with regard to the New Warrant Shares as is set out in the Registration Statement.

3.	Based upon the above and subject to the qualifications set out below and to any matters not disclosed to us, we are, as at the date hereof, of the opinion that:

(a)	the Existing Shares are validly issued, fully paid up and non-assessable;

(b)	the New Convertible Bond Shares to be issued upon conversion of the convertible bonds issued by the Company on 28 October 2013, to the extent that they will be issued by the Company in compliance with the then applicable provisions of the articles of association of the Company, the laws of Belgium and the terms of such convertible bonds, will be validly issued, fully paid up and non-assessable; and

(c)	the New Warrant Shares to be issued upon exercise of warrants granted under the Plans, to the extent that they will be issued by the Company in compliance with the then applicable provisions of the articles of association of the Company, the laws of Belgium, the terms of such warrants and the Plans, and that the Company will have received in full all amounts payable by the Selling Shareholders under the Plans in respect of such New Warrant Shares, will be validly issued, fully paid up and non-assessable.

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4.	Our opinion is subject to the following qualifications:

(a)	In this opinion, Belgian legal concepts are expressed in English terms and not in their original Dutch or French terms; the concepts concerned may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions; all legal concepts used or referred to in this opinion should be exclusively interpreted according to their respective meaning under the laws of Belgium; in particular, as far as the word “non-assessable” used in paragraph 3 is concerned, please note that this word has no legal meaning under the laws of Belgium and is used in this opinion only to mean that, with respect to the issuance of the shares of the Company, a holder of the shares will have no obligation to pay any additional amount in excess of the subscription price.

(b)	(With regard to the 2015 Warrant Plan only) Belgian company law provides that the beneficiaries of the warrants, other than members of personnel, be mentioned in the Board Report, but does not specify the required level of identification of such beneficiaries in the Board Report. The Board Report identifies the beneficiary directors and consultants by reference to categories. The Company’s board of directors confirmed that the level of identification has not had any influence on its decision to issue the warrants. Therefore, in our view, a court would not nullify the issuance of the warrants on that basis.

5.	This opinion speaks as of its date and is confined to and is given solely on the basis of the laws of Belgium as presently in force, and as generally interpreted and applied by the Belgian courts and authorities on the same date. We do not give any opinion on factual matters.

6.	We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to us under the caption “Legal Matters” in the prospectus, which is a part of the Registration Statement. In giving this consent, we do not concede that we are within the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933, as amended, or the rules and regulations of the United States Securities and Exchange Commission thereunder.

7.	This opinion is addressed to and solely for the benefit of the Company and is not intended to create third party rights pursuant to the Belgian Civil Code and, except with our prior written consent, is not to be transmitted or disclosed to or used or relied upon by any other person, provided, however, that it may be relied upon by persons entitled to rely on it pursuant to applicable provisions of U.S. federal securities law.

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Very truly yours,

/s/ Clifford Chance LLP

Clifford Chance LLP